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Exhibit 10.20

Summary of Lease Terms for Carlsbad Facility

         The principal corporate headquarters of SVI Solutions, Inc. (the "Company") consist of approximately 13,003 square feet in a building located at 5607 Palmer Way, Carlsbad, California. The Company began occupying these premises in July 2001. At that time, the premises were owned by an affiliate of Thomas A. Dorosewicz, who then served as the Company's Chief Executive Officer. Monthly rent for these premises was set at $13,783. The Company believes that the written memorandum of lease terms prepared at the time was entered into without proper authority, and was not binding on the Company. In April, 2002, the premises were sold to Brandon Wander, a person unrelated to Mr. Dorosewicz. As of July 16, 2002, the Company is negotiating the terms of a written lease with Mr. Wander.